March 10, 1999





Samuel D. Addoms
1900 Fairfax Street
Denver, CO  80220

                  RE:      Severance Agreement

Dear Sam:
                  Frontier Airlines, Inc. (the "Company") considers it essential to the best interests of its shareholders to foster the continuous employment of key management personnel. In order to induce you to remain in the employ of the Company and in consideration of your agreement set forth in Section 3 hereto, the Company agrees that you shall receive the severance benefits set forth in this letter agreement ("Agreement") in the event your employment with the Company is terminated as set forth below.

1. Term of Agreement. This Agreement shall commence on the date hereof and shall continue in effect until all payments and deliveries required hereunder are made or are no longer applicable.

2. Compensation Upon Termination. If your employment as Chief Executive Officer of the Company is terminated (i) involuntarily, except in circumstances where such termination is due to your willful misconduct or gross neglect of duty,
(ii) by your resignation with the prior consent of the Company's Board of Directors (the "Board"), (iii) by your disability, or (iv) by your death (each a "Termination"), then you shall be entitled to the benefits provided below:

     (A) For each of the two years following a Termination, the Company shall pay to you (or your estate), in equal monthly installments, your then current annual base salary.

     (B) For the period commencing two years following a Termination and ending on your 65th birthday (or in the event you die prior to such date, the date on which you would have become 65 years old), the Company shall pay to you (or your estate), in equal monthly installments, $50,000 per year.

     (C) On the date of a Termination, the Company shall issue to you (or your estate) a stock option or warrant to purchase 100,000 shares of the Company's Common Stock with an exercise price equal to the market price of such Common Stock as of the date of the Termination. The stock option or warrant shall be exercisable for a period of five years.

     (D) The Company shall provide to you and your spouse free lifetime positive space air transportation on the Company's airline and shall ensure that any successor airline to the Company provides such air transportation.

     (E) The Company shall provide to you and your eligible dependents group health, life insurance and any other benefits as are provided from time-to-time by the Company to its officers and at rates to you as are charged to such officers.

     (F) The Company shall also pay to you all legal fees and expenses incurred by you in successfully obtaining or enforcing any right or benefit provided by this Agreement or in connection with any tax audit or proceeding to the extent attributable to the application of Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") to any payment or benefit provided hereunder.

     (G) In the event that you become entitled to the payments (the "Severance Payments") provided under paragraphs (A), (B), (C), (D), (E) and (F) above and if any of the Severance Payments will be subject to the tax (the "Excise Tax") imposed by Section 4999 of the Code, the Company shall pay to you upon demand, an additional amount (the "Gross-Up Payment") such that the net amount retained by you, after deduction of any Excise Tax on the Severance Payments and any federal income tax and Excise Tax upon the Gross-Up Payment, shall be equal to the Severance Payments. For purposes of determining whether any of the Severance Payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) the Severance Payments shall be treated as "parachute payments" within the meaning of Section 280G(b)(2) of the Code, and all "excess parachute payments within the meaning of Section 280G(b)(2) of the Code, and all Excess parachute payments" within the meaning of Section 280G(b)(1) shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel selected by the Company's independent auditors and acceptable to you such other payments or benefits (in whole or in part) do not constitute parachute payments, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the base amount within the meaning of Section 280G(b)(3) of the Code, or are otherwise not subject to the Excise Tax, (ii) the amount of the Severance Payments which shall be treated as subject to the Excise Tax shall be equal to the lesser of (A) the total amount of the Severance Payments or (B) the amount of excess parachute payments within the meaning of Section 280G(b)(1) (after applying clause (i), above), and
          (iii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Company's independent auditors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, you shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made. In the even that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time of termination of your employment, you shall repay to the Company at the time that the amount of such reduction in Excise Tax is finally determined the portion of the Gross-Up Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax and federal income tax imposed on the Gross-Up Payment being repaid by you if such repayment results in a reduction in Excise Tax and/or a federal income tax deduction) plus interest on the amount of such repayment at the rate provided in
          Section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time of the termination of your employment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional gross-up payment in respect of such excess (plus any interest payable with respect to such excess) at the time that the amount of such excess is finally determined.

          (ii) You shall not be required to mitigate the amount of any payment provided for in this Section 2 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 2 be reduced by any compensation earned by you as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by you to the Company, or otherwise.

          (iii)In  addition  to all other  amounts  payable  to you  under  this
               Section 2, you shall be entitled to receive all benefits payable to you under any other plan or agreement relating to retirement benefits.

3.       Consulting; Non-Competition.

          (i) During the period beginning on the date of your Termination and ending on your 65th birthday (or such earlier date on which you die or become disabled), you shall remain reasonably available to provide consulting services to the Company.

          (ii) During the period beginning on the date of your Termination and ending on your 65th birthday, you shall not become employed by, or provide consulting services to, any air carrier that competes with the Company without the Company's prior written permission. Should you provide such consulting services without the Company's prior written permission, all Severance Payments shall thereupon immediately terminate.

4.       Successors: Binding Agreement.

          (i) This Agreement shall be binding against any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business and/or assets of the Company.

          (ii) This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devises, legatee or other designee or, if there is no such designee, to your estate.

5. Notices. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, provided that all notices to the Company shall be directed to the attention of the Board with a copy to the Secretary of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

6. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Colorado. All references to Sections of the Code shall be deemed also to refer to any successor provisions to such Sections. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law.

7. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

8. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument.

                  If this letter sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter which will then constitute our agreement on this subject.

                                                         Sincerely yours,

                                                         FRONTIER AIRLINES, INC.



                                                         By:
                                                             B. LaRae Orullian
                                                             Chair of the Board



                                                         By:
                                                             Arthur T. Voss
                                                             Vice President and
                                                             General Counsel




                  ACCEPTED AND AGREED TO as of this, the 10th day of March, 1999




                                                         Samuel D. Addoms